Exhibit 3.127

ARTICLES OF INCORPORATION

Stock (for profit)

Executed by the undersigned for the purpose
of forming a Wisconsin for-profit corporation	DEC 13 12:00PM
under Chapter 180 of the Wisconsin Statutes	#. A
repealed and recreated by 1989 Wis.Act 303:	178291 DCORP 90 90.00

Article 1.

Name of Corporation:   REM-Wisconsin III, Inc.

Article 2.

The corporation shall be authorized to issue 9,000 shares.

Article 3.

The street address of the initial registered office is:	3070 Fish Hatchery Road
(The complete address, including street and number,	Madison, W1 53713
if assigned, and ZIP code. P.O. Box address may be
included as part of the address, but is insufficient
alone.)

Article 4.

The name of the initial registered agent at the above registered office is:      Ann Miller

Article 5.

Other provisions (OPTIONAL):      are set forth on Exhibit A attached hereto and made a part hereof

Article 6.

Executed on December 10, 1996	DEC 13 12:00PM
#. B
Name and complete address of each incorporator:	178291 EXPED 25 25.00

Nancy G. Barber Walden

3400 City Center

33 South Sixth Street

Minneapolis, MN 55402

/s/ Nancy G. Barber Walden
(Incorporator signature)	(Incorporator signature)

This document was drafted by:	not drafted in Wisconsin

FILING FEE - $90.00 OR MORE

DEPT. FINANCIAL INSTITUTIONS FILE I.D. #

EXHIBIT A

TO

ARTICLES OF INCORPORATION

OF

REM WISCONSIN III, INC.

Article 5.

(a)                                  Shareholders shall have no rights of cumulative voting.

(b)                                 Shareholders shall have no rights pursuant to Section 180.0630 of the Wisconsin business corporation law, preemptive or otherwise, to acquire any part of any unissued shares or other securities of this Corporation, or of any rights to purchase shares or other securities of this Corporation before the Corporation may offer them to other persons.

(c)                                  The Board of Directors of this Corporation shall consist of three (3) directors or such other number of directors as shall be fixed in the manner provided in the By-Laws of this Corporation.

(d)                                 The initial Board of Directors of this Corporation shall consist of the following persons:  Thomas E. Miller, Craig R. Miller, and Douglas V. Miller, each of whose address is 6921 York Avenue South, Edina, Minnesota 55435.

Return acknowledgment copy of filed Articles of Incorporation to:

Nancy G. Barber Walden

Gray, Plant, Mooty, Mooty & Bennett, P.A.

3400 City Center

33 South Sixth Street

Minneapolis, MN 55402

(612) 343-2856

[ILLEGIBLE] DEPT OF
FINANCIAL INSTITUTIONS	State of Wisconsin
STATE OF WISCONSIN	Department of Financial Institutions

2000 JUL 21 [ILLEGIBLE]

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT CORPORATION

A. The present corporate name (prior to any change effected by this amendment) is:

REM -Wisconsin III, Inc.

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

That Article I of the Articles of Incorporation be amended to read as follows:

ARTICLE I

The name of this Corporation shall be REM Wisconsin III, Inc.

JUL 21 12:00PM
#. #
152871 DCORP 40 40.00

FILING FEE - $40.00, or more SEE instructions, suggestions and procedures on following pages.

DFI/CORP/4(RS/99) Use of this form is voluntary.

B. Amendment(s) adopted on May 24, 2000 to be effective August 1, 2000

(Indicate the method of adoption by checking ☒ the appropriate choice below.)

☐  In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

☒  In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐  In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C.	Executed on	7-12-00	/s/ Craig R. Miller
		(Date)	(Signature)
Title: ☐ President ☒ Secretary
or other officer title			Craig R. Miller
(Printed name)

This document was drafted by	Amy Dahl, Gray Plant Mooty, 3400 City Center, 33 S. 6th St. Minneapolis, MN 55402
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy of Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 or more, payable to the department.  (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). This document can be made available in alternate formats upon request to qualifying individuals with disabilities. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TDY.

ARTICLES OF AMENDMENT – Stock, For-Profit Corporation

EFFECTIVE DATE:	August 1, 2000

Gray Plant Mooty
3400 City Center, 33 S.6th St.
Minneapolis, MN 55402

ATTN: Nancy G. Barber, Paralegal

•                  Your return address and phone number during the day: (612) 343 - 2856

INSTRUCTIONS (Continued)

A.           State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read: . . . . . (enter the amended article). If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.             Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark (X) one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors – Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors – Before issuance of shares – See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C.             Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - Minimum fee is $40.00. If the amendment increases the number of authorized shares, provide an additional fee of 1 cent for each newly-authorized share.